Exhibit 99.1

FOR IMMEDIATE RELEASE

ACTIVE POWER ANNOUNCES FIRST QUARTER 2007 RESULTS

AUSTIN, Texas (May 14, 2007) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its first quarter ended March 31, 2007. Revenue for the first quarter of fiscal 2007 was $6.0 million, up 7% from the same period last year and down 28% from the previous quarter.

Net loss for the first quarter of 2007 was $6.4 million, or 13 cents per share, compared to a net loss of $6.3 million, or 13 cents per share, for the same period last year and a net loss of $4.2 million, or 9 cents per share in the previous quarter. Included in the current period net loss were expenses of $1.5 million, or 3 cents per share, in connection with the review of our historical stock option granting practices. Results from the fourth quarter of 2006 included a $1.78 million gain from settlement of outstanding litigation.

For the quarter, the Company reported a gross profit margin of 6% compared to -3% in the same period last year and 1% in the previous quarter. The increase in gross profit margin in the current quarter was attributable to improved margins on direct sales transactions compared to the previous periods. The improved margin was also influenced by the higher level of direct sales which were 76% of our total sales for the quarter, compared to 66% of our sales in the prior quarter, as well as our recent price increase. We believe that this illustrates the potential variability in our margins that is expected to continue in the short term due to variations in product, sales channel, and geography mix until we build a larger and more diversified portfolio of client transactions per quarter. The improvement in margin over last year reflects the positive effects of our efforts to broaden sales channels in multiple geographies to include direct and indirect sales, enter new and premium markets, and accelerate our growth in services. We believe that the benefit of selling bundled solutions to clients is creating real sales momentum and improves the value of what Active Power delivers to our clients.

Cash and investments usage for the quarter was $3.7 million, compared to $5.0 million for the same period last year and $6.0 million for the previous quarter. Cash and investments at March 31 2007 were $17.0 million.

“In the first quarter we continued to see positive growth from our direct sales and service business, increasing the proportion of our revenues from our direct channel by 10% from the prior quarter. Our service revenues increased by 33% from the previous quarter,” said Jim Clishem, President and CEO of Active Power. “I am pleased that our efforts to shape and grow the business in line with our strategy have yielded continued fundamental improvements to our business despite the distraction of our voluntary stock option review. Overall financial results excluding the impact of this review continue to show strength from prior periods. Our flywheel based UPS products have a number of significant benefits for customers due to higher energy efficiency, reduced footprint requirements and green product benefits, all things that conventional UPS products do not bring to the customer. Our focused marketing and sales efforts that highlight these product attributes are starting to resonate with the market. Our products are perfectly positioned to meet the needs and demands of today’s market, our energy efficient, rugged, highly reliable, and economically green solutions are getting noticed. We are confident that our products will continue to gain not only awareness but attention and will win market share on their benefits going forward.”

“Our service business continues to grow and was 38% higher than the same period in 2006. This will continue to be an important part of our growth strategy to deliver value-based power solutions which enable annuity-based service engagements with our clients for many years to come.”

Recent Business Highlights

•	Direct sales accounted for 76% of total Q1 sales, while indirect channels contributed 24%

•

Service revenues increased by 38% from the prior year levels, reflecting the benefits of establishing a direct sales model. Direct sales afford us the ability to provide pre and post sales support to end user customers and help develop the Active Power brand.

•	Continued strong sales of our MegaWatt-Class systems revenues, including repeat sales during the quarter to an Asian airport customer for 2 additional MegaWatt UPS units

•	A megawatt sale to a US based plastics manufacturing company.

•

Appointed Jim Murphy as Vice President of Sales – EMEA. Jim is an accomplished critical power systems industry executive with over 20 years of sales experience in the UK and European markets. He will be responsible for the further development of the company’s sales activities in EMEA and the Asia-Pacific regions

•	Shipped equipment to eight countries in Q1

•	Compared to prior year, America’s Sales Team grew 34%, International Sales Team, 55%

The Company previously announced that it has substantially completed the voluntary and independent review of its historical stock option grants and related procedures. The company filed its 2006 financial statements and restated historical financial statements with the SEC on May 14, 2007. We anticipate that we will continue to incur significant legal, professional and other expenses as a result of our investigation of historical stock granting procedures, including potentially significant expenses for tax obligations for employees that that the Board determined were not significantly involved in the problematic practices identified in the investigation and did not know nor should have known that the practices were contrary to our stock option plan, and possible indemnification of costs to certain former directors and officers of the Company in the event of further legal proceedings.

Outlook:

Active Power expects Q2 2007 revenue to be approximately $7 to $8 million and Q2 earnings per share to be a loss of approximately 8 to 10 cents excluding any costs associated with the stock option review. We expect cash and investments usage in Q2 to increase and be in the range of $5.5 to $6.5 million.

Conference call:

The Company will host a conference call today, Monday, May 14, 2007, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q1 results. A replay of the webcast will be available until May 28th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (NASDAQ:ACPW) provides efficient, reliable and green power quality solutions and Uninterruptible Power Supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations, and governmental agencies in over 40 countries. Active Power recently introduced CoolAir, the only solution that provides both backup power and backup cooling. With expert power systems engineers and worldwide service and support, Active Power provides turnkey solutions that ensure organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements:

Statements in this release regarding expected future results are forward looking statements that are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such forward looking statements due to various factors, including but not limited to: inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; the potential for significant losses to continue decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; further expenses and adjustments that may be required in connection with our independent review of our historical stock option granting procedures; and other factors detailed in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward looking statements to reflect subsequent events or circumstances. The inclusion of any statement in this release does not constitute an admission by the company or any other person that the events or circumstances described in such statement are material.

Active Power, the Active Power logo and CleanSource are registered trademarks of, and CoolAir is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Active Power
512.744.9234	512.744.9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Product revenue	$5,271	$5,044
Service and spares revenue	702	525

Total revenue	5,973	5,569

Cost of product revenue	4,911	5,140
Cost of service and spares revenue	725	576

Total cost of revenue	5,636	5,716

Gross profit (loss)	337	(147)

Operating expenses:
Research and development	1,584	2,238
Selling and marketing	2,625	2,685
General & administrative	2,751	1,653

Total operating expenses	6,960	6,576

Operating loss	(6,623)	(6,723)

Interest income	201	394
Other income (expense)	(2)	79

Net loss	$(6,424)	$(6,250)

Net loss per share, basic & diluted	$(0.13)	$(0.13)
Shares used in computing net loss per share, basic & diluted	50,088	49,183

Comprehensive loss:
Net loss	$(6,424)	$(6,250)
Translation gain (loss) on subsidiaries in foreign currencies	143	—
Change in unrealized gain (loss) on investments in marketable securities	(12)	(84)

Comprehensive loss	$(6,293)	$(6,334)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,804	$7,652
Short-term investments in marketable securities	9,191	13,059
Accounts receivable, net	5,291	7,671
Inventories	11,789	10,279
Prepaid expenses and other	419	492

Total current assets	34,494	39,153
Property and equipment, net	6,979	7,341
Deposits and other	212	232

Total assets	$41,685	$46,726

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,328	$2,663
Accrued expenses	6,747	4,715
Deferred revenue	839	570

Total current liabilities	8,914	7,948
Stockholders’ equity:
Common stock	50	50
Treasury stock	(5)	(5)
Additional paid-in capital	244,068	243,519
Accumulated deficit	(211,189)	(204,765)
Other accumulated comprehensive income	(153)	(21)

Total stockholders’ equity	32,771	38,778

Total liabilities and stockholders’ equity	$41,685	$46,726

# # #